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                          ARTICLES OF AMENDMENT TO THE

                          ARTICLES OF INCORPORATION OF

                               S. Y. BANCORP, INC.

Pursuant to the applicable provisions of the Kentucky Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST: The name of the corporation is S.Y. BANCORP, INC. (hereinafter called the "Corporation").

     SECOND: The Articles of Incorporation of the Corporation are amended by adding thereto a new Article XI reading in its entirety as follows:

                                   ARTICLE XI

                             LIABILITY OF DIRECTORS

No director of the corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any breach of his or her duties as a director, except for liability (i) for any transaction in which the director's personal financial interest is in conflict with the financial interests of the Corporation or its share-holders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law; (iii) for any vote for or assent to an unlawful distribution to share holders as prohibited under KRS 271B.8-330; or (iv) for any transaction from which the director derived an improper personal benefit.

Any repeal or modification of this Article XI by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such repeal or modification.

     THIRD: The date the foregoing Amendment (the "Amendment") was adopted is April 20, 1989.

     FOURTH: (a) The Amendment was approved by the shareholders of the Corporation at the Annual Meeting of shareholders called for and held on April 20, 1989 (the "Annual Meeting"), following written notice given to all shareholders of record (whether or not entitled to vote) in the manner and within the time provided for by the Kentucky Business Corporation Act, stating that one of the purposes of the Annual Meeting was to consider the Amendment, a copy of which was enclosed with such notice.

     (b) Holders of shares of Common stock, no par value, of the Corporation were entitled to vote on the Amendment, with each share of said Common stock having one vote. The number of shares of said Common stock indisputably represented at the Annual Meeting and the total number of votes cast for and against the Amendment are as follows:

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
                     Number of Shares   Total        Total       Total
Number of Shares     Represented        Vote         Vote        Vote
Outstanding          at the Meeting     For          Against     Abstain
----------------     --------------     ---          -------     -------
  1,235,220            796,703         729,934       40,900      25,860

DATED: April 25, 1989.

S.Y. BANCORP, INC.

By: /s/ LEONARD KAUFMAN
    ----------------------------------
    Leonard Kaufman, Chairman of
    the Board of Directors and
    Chief Executive Officer